UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2024

Skillsoft Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-38960	83-4388331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7887 E. Belleview Ave, Suite 600
Greenwood Village, Colorado 80111
(Address of principal executive offices)

(603) 821-3902
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	SKIL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on April 15, 2024, Jeffrey R. Tarr, the former President and Chief Executive Officer of Skillsoft Corp. (the “Company”), retired from his position effective as of April 16, 2024 (the “Transition Date”). Mr. Tarr also resigned from his position as a member of the Company’s Board of Directors effective as of the Transition Date. Mr. Tarr remained employed as an advisor to the Executive Chair of the Company following the Transition Date until May 9, 2024 (the “Separation Date”), on which date his employment with the Company terminated. Mr. Tarr continued to receive his base salary through the Separation Date.

In connection with Mr. Tarr’s transition and termination of employment, on May 23, 2024, the Company and Mr. Tarr entered into a transition and separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, upon his termination of employment on the Separation Date, subject to his execution of a general release of claims in favor of the Company and his continued compliance with his restrictive covenant obligations, Mr. Tarr will receive the following payments and benefits: (i) payment of two (2) times the sum of (A) Mr. Tarr’s annual base salary as in effect on the Separation Date, plus (B) Mr. Tarr’s target annual bonus as in effect on the Separation Date, payable over a period of twenty-four (24) months following the Separation Date; (ii) payment of Mr. Tarr’s COBRA premiums for twelve (12) months following the Separation Date; (iii) payment of a $100,000 bonus for fiscal year 2025, payable at the same time as the first installment payment under clause (i); (iv) continued vesting of outstanding time-based restricted stock units for one (1) year following the Separation Date; and (v) with respect to any performance-based restricted stock units that have a measurement date within one (1) year following the Separation Date, vesting of such performance-based restricted stock units based on actual performance as of the Separation Date. With respect to outstanding equity awards (other than stock options) that do not vest in accordance with clauses (iv) or (v) of the immediately preceding sentence, such equity awards will remain outstanding for three (3) months following the Separation Date and be eligible for the treatment set forth in Mr. Tarr’s employment agreement upon a change in control of the Company within such three (3)-month period. The Separation Agreement provides for the forfeiture of all of Mr. Tarr’s outstanding stock options, whether vested or unvested, as of the Separation Date. The Company will also reimburse Mr. Tarr for certain attorneys’ fees incurred in the negotiation of the Separation Agreement, up to $18,500.

The foregoing description of the Separation Agreement with Mr. Tarr does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2024

SKILLSOFT CORP.

By:	/s/ Richard George Walker
Richard George Walker Chief Financial Officer